Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of January 2, 2023 (the “Effective Date”), by and between Spectrum Pharmaceuticals, Inc., a Delaware corporation, located at 2 Atlantic Avenue, 6th Floor, Boston, MA 02110 (“Spectrum”), and Francois Lebel (“Consultant”).

AGREEMENT

In consideration of the covenants set forth below, Consultant and Spectrum mutually desire that Consultant provide services to Spectrum on the terms herein provided.

1.

Consulting Services. The Consultant agrees to perform consulting and advisory services as requested by Spectrum, related to Spectrum’s business, products, and as Spectrum and the Consultant shall agree from time to time. The Consultant shall render such services either in person (at Spectrum or at such other location as is reasonably acceptable to Spectrum and the Consultant) or by telephone, as Spectrum may reasonably request.

2.	Compensation. Spectrum will compensate Consultant as follows:

i.    Spectrum shall pay Consultant $80,000.00 for Consulting Services for the Term of this Agreement, it is expected that the Consultant will be required to work the following hours per week:

a.	For January 2023 it is expected that the Consultant will need to work 20 hours per week.

b.	For February 2023 it is expected that the Consultant will need to work 15 hours per week.

c.	For March it is expected that the Consultant will need to work 7.5 hours per week.

ii.    The payment for Consulting Services shall be made in one (1) lump sum within thirty (30) days following the signing of this Agreement.

iii.    Spectrum and Consultant acknowledge that Consultant’s services are bonafide and Spectrum’s compensation as set forth in 2(i) is a fair market value for the services being rendered.

iv.    Spectrum shall also pay or reimburse any expenses reasonably incurred by Consultant in performing the services upon the submission of documentation for such expenses incurred in accordance with Spectrum’s expense reimbursement policies in effect from time to time for its senior executive level employees (although reference to such policies does not modify the relationship of Consultant and Spectrum from independent contractor to employee or otherwise). Any material expenses shall be subject to Spectrum’s prior written consent prior to incurrence and reimbursement thereof.

3.

Term. The term of this Agreement is for three (3) months from the Effective Date. Thereafter, the Agreement may be renewed for additional periods by mutual agreement of the parties. Notwithstanding the foregoing, either party has the right to terminate the relationship at any time on fifteen (15) days advance notice specifying the effective date of such termination. In the event of any such termination, compensation will be paid for the services rendered and expenses incurred by Consultant for the period up to and including the date of such termination.

Spectrum Pharmaceuticals, Inc.

Consulting Agreement

4.

Independent Contractor Status and Compliance with Laws. Consultant will be an independent contractor and will have sole control of the manner and means of performing Consultant obligations under this Agreement. Consultant will not be considered an agent or legal representative of Spectrum. Consultant shall have no authority to commit or bind Spectrum in any way. Consultant will be solely responsible for withholding and paying all applicable payroll taxes of any manner, including social security and other social welfare taxes or contributions that may be due on amounts paid to Consultant hereunder. In performing the Services, Consultant agrees to comply with all applicable federal, state and local laws. Consultant is under no obligation, express or implied, to purchase, prescribe, or otherwise support Spectrum products. Consultant shall not be entitled to participate in any benefit plans or programs that Spectrum provides or may provide to its employees, including, but not limited to, retirement, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits. Consultant understands and acknowledges that Spectrum will not obtain workers’ compensation insurance covering Consultant.

5.

Immigration Status. As Consultant is an independent contractor, the parties agree that Spectrum is not responsible for verification of the work authorization of the Consultant and/or the Consultant’s employees. Consultant represents and warrants that the Consultant and any employees of the Consultant are residents of the United States, are authorized to work and are not acting and will not act during the terms of the Agreement in violation of the Immigration Reform and Control Act of 1986 and its amendments and the regulations there under. Consultant will indemnify and hold Spectrum harmless against all liabilities, including any fines, penalties, and or attorney’s fees incurred because Consultant and/or Consultant’s employees are not authorized for employment in the United States.

6.	Absence of Conflicts. Consultant warrants that:

i.    Consultant is free to provide consulting services in accordance with the terms of this Agreement without violation of obligation to any third party, and by providing consultation services to Spectrum Consultant will have no conflict of interest with any third party, including any employment relationships the Consultant may have.

ii.    Consulting services will be provided on the Consultant’s personal time and not while on the premises of any employer of the Consultant. Consultant further warrants that consulting services will be provided without use of any employer’s resources and facilities.

iii.    If Consultant is a member of a committee that sets formularies or develops clinical guidelines, Consultant shall disclose to such committee the existence and nature of this Agreement and his/her relationship with Spectrum. This disclosure requirement to any such committee shall extend for a minimum of two (2) years beyond the termination or expiration of this Agreement. Further, Consultant shall follow all procedures set forth by such committee of which he/she is a member.

7.

Rights in Work Product. Spectrum will own all right, title and interest in all data, inventions, discoveries, drug product, formulations, product designs, know-how, formulas, ideas, studies, reports, documents, publications and the like or other information conceived, prepared, or created by Consultant during the term of this Agreement in the providing of consulting services hereunder. Consultant agrees to assign and hereby assigns to Spectrum its rights in all copyrights, patents, trademarks, or other intellectual property of any kind arising from the work performed under this Agreement, which will be the sole property of Spectrum, including all rights to reproduce and distribute. Consultant shall promptly disclose any such intellectual property to Spectrum and assist Spectrum in applying for, maintaining, or otherwise securing legal protection for the same, and Consultant agrees to execute any papers, documents or letters necessary to vest title in the intellectual property in Spectrum.

Spectrum Pharmaceuticals, Inc.

Consulting Agreement

8.

Non-compete. Consultant represents that it has disclosed, and will immediately disclose, to Spectrum any agreements that it has, or will have, to work on products that are, or will be, in direct competition with products being developed or marketed by Spectrum.

9.

Hiring of Spectrum Employees. During the term of this Agreement and for a period of one (1) year from the termination of this Agreement, Consultant will not, directly or indirectly, solicit for employment or other service relationship any employee of Spectrum with whom Consultant has had contact or who becomes known to Consultant, whether before or after the date hereof, in connection with providing the consulting services set forth herein. Notwithstanding the foregoing Consultant will not be prohibited from (i) soliciting for employment any person through a public nontargeted and general advertisement or job site listing, so long as the Consultant does not provide individual names or positions of Spectrum Employees, to a recruiter or other individuals responsible for filling the position, (ii) soliciting, recruiting or hiring any individual whose employment or services with Spectrum have been terminated more than six months prior to the date of the otherwise prohibited conduct or (iii) hiring a current or former Company Employee upon written approval by the Company.

10.

Non-Disparagement: Consultant agrees that during the Term and thereafter, Consultant will not make any public statement which disparages or defames Spectrum, any current or former member of its Board of Directors, any of its employees, or products or processes. Spectrum agrees that during the Term and thereafter, Spectrum and any current members of its Board of Directors will not make any public statement which disparages or defames Consultant, or Consultant’s services.

11.

Severability. Should any part of this Agreement be unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision will be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement will remain binding upon the parties.

12.

Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflict of laws. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America located in the State of Nevada for any actions, suits or proceedings arising out of or related to this Agreement. This Agreement is deemed by the parties to have been executed and delivered in Boston, MA.

13.

Indemnity. Consultant hereby agrees to indemnify, defend and hold harmless Spectrum and any of its affiliates, officers, directors and agents and employees (“Spectrum Indemnitee”), from and against any and all losses, liabilities, damages, judgments, costs and expenses, including, without limitation, attorneys’ fees and court costs resulting from any claim asserted, action or suit brought by third-parties against Spectrum Indemnitees due to (i) Consultant’s gross negligence, willful misconduct or violation of applicable law; or (ii) as the result of Consultant’s material breach of its obligations under this Agreement. Spectrum hereby agrees to indemnify, defend and hold harmless Consultant, from and against any and all losses, liabilities, damages, judgments, costs and expenses, including, without limitation, attorneys’ fees and court costs resulting from any claim asserted, action or suit brought by third-parties against Consultant due to (i) Spectrum’s and any of its affiliates, officers, directors and agents and employees gross negligence, willful misconduct or violation of applicable law; or (ii) as the result of Spectrum’s material breach of its obligations under this Agreement.

Spectrum Pharmaceuticals, Inc.

Consulting Agreement

14.

Entire Agreement, Survival of Certain Provisions and Amendments. This Agreement represents the entire understanding between the parties as of the date of this Agreement with respect to the subject matter described. Consultant may receive or be exposed to certain confidential Information of Spectrum (“Confidential Information”) that is valuable and proprietary to Spectrum and its affiliates. Consultant agrees not to, directly or indirectly, use, publish, disseminate or disclose any Confidential Information without prior written consent of Spectrum. As used herein, the term “Confidential Information” shall mean all confidential and proprietary information of Spectrum and its affiliates, not otherwise publicly disclosed or generally available, including information entrusted to such party by others. Without limiting the foregoing, Confidential Information shall include information relating to Spectrum marketing or research and development plans or strategies. Consultant further agrees not to duplicate any materials containing such Confidential Information. Consultant agrees to return any materials containing Confidential Information to Spectrum upon completion of services under this Agreement, upon any earlier termination of this Agreement, or upon Spectrum’s request. Neither this Agreement, nor Consultant’s performance under it, will transfer to Consultant, or create in Consultant, any proprietary right, title, interest or claim in or to any Confidential Information.

Consultant understands and acknowledges that any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause Spectrum irreparable harm and will take necessary precautions to prevent its dissemination to any third party.

Thus, this provision and Consultant’s obligation to keep such information confidential shall survive the termination or expiration of this Agreement. Sections 6, 7, 8, 9, 11 and this section 13 will survive any expiration or termination of this Agreement. No modification, alteration, waiver or change in any of the terms of this Agreement will be valid or binding upon the parties unless made in writing and specifically referring to this Agreement and signed by each of the parties listed.

15.	Assignment. Consultant shall not assign, transfer, or subcontract this Agreement or any of its obligations hereunder without the prior written consent of Spectrum.

16.

Debarment. Consultant represents that it has never been and, to the best of its knowledge after reasonable inquiry, its employees have never been debarred, or convicted for a crime for which a person can be debarred, under §335a (a) or (b) of the Generic Drug Enforcement Act of 1992 (“§335a (a) or (b)”), or is ineligible to receive investigational drugs under 21 CFR, Section 312.70 (an “Ineligible Person”). Consultant represents that it has never been and, to the best of its knowledge after reasonable inquiry, none of its employees have ever been threatened to be debarred, or indicted for a crime or otherwise engaged in conduct for which a person can be debarred under §335a (a) or (b). Consultant agrees that it will promptly notify Spectrum in the event of any such debarment, ineligibility, conviction, threat, or indictment of either Consultant or Consultant’s employees. The terms of the preceding sentence shall survive the termination or expiration of this Agreement for a period of three (3) years. Consultant acknowledges that Spectrum shall have the right to terminate this Agreement immediately upon receipt of information regarding the debarment, ineligibility, conviction, threat, or indictment of either Consultant or Consultant’s employees.

17.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, email, portable document format (or .pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of the paper document bearing original signature.

Spectrum Pharmaceuticals, Inc.

Consulting Agreement

[SIGNATURE PAGE TO FOLLOW]

Spectrum Pharmaceuticals, Inc.

Consulting Agreement

Agreed and Accepted as of the first date written above:

SPECTRUM PHARMACEUTICALS, INC.		CONSULTANT

By:	/s/ Keith M. McGahan	By:	/s/ Francois Lebel, M.D., FRCPC
	Keith M. McGahan Executive Vice President & Chief Legal Officer		Francois Lebel, M.D., FRCPC